Exhibit 16

October 30, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We are the former independent registered public accounting firm for OBA Bancorp, MHC (the “Company”). We have read the Company’s disclosure set forth in “Changes in Certifying Accountant” of the Company’s amended registration statement dated October 30, 2009 and are in agreement with the disclosure in the registration statement, insofar as it pertains to our firm.

Sincerely,

/s/ Beard Miller Company LLP

Beard Miller Company LLP